EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902
                                                      Contact:   Robert B. Lewis
                                                                 (203) 406-3160



                  SILGAN HOLDINGS RAISES 2004 EARNINGS OUTLOOK


STAMFORD, CT, January 11, 2005 - Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, announced today that it is raising its 2004 full year and fourth quarter earnings outlook to at least $4.40 and $0.76 per diluted share, respectively, including rationalization charges. The Company's previous full year earnings outlook had been a range of $4.06 to $4.26 per diluted share. Primary contributors to this revised earnings outlook are better than projected sales volume recorded late in the fourth quarter and a favorable pre-tax benefit of $3 million resulting from a litigation settlement reached with an equipment supplier in the last week of December.

As previously announced, Silgan Holdings will release its fourth quarter and full year 2004 earnings results on Thursday, February 9, 2005, after the U.S. markets close. The Company will then host its earnings conference call at 11:00 a.m. eastern time on February 10, 2005, during which the Company will discuss in detail the results for this period as well as provide more detailed earnings guidance for 2005.

The toll free number for domestic callers is (800) 299-7089 and international callers should dial (617) 801-9714. The pass code is 42088112. For those unable to listen to the live call, a taped rebroadcast will be available until 5:00 p.m. eastern time on February 18, 2005. To access the rebroadcast, domestic callers should dial (888) 286-8010 and international callers should dial (617) 801-6888. The pass code is 41157466.


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SILGAN HOLDINGS
January 11, 2005
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Silgan  Holdings is a leading  North  American  manufacturer  of consumer  goods packaging products with annual net sales of approximately $2.3 billion in 2003. Silgan operates 61 manufacturing facilities in the U.S. and Canada. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal, composite and plastic vacuum closures for food and beverage products.